Exhibit 10.9

June 12, 2015

Mr. Scott K. Barber

1177 Bishop Street

Honolulu, HI 96813

Dear Scott:

This letter confirms our discussions regarding your employment with Hawaiian Telcom Holdco, Inc. and any of its subsidiaries and affiliates as may employ you from time to time (collectively, and together with any successor thereto, the “ Company “).  You and the Company are parties to the Offer Letter dated December 12, 2012 (the “Prior Letter”).  The parties desire to amend and restate the Prior Letter in its entirety, effective as of June 22, 2015 (the “Effective Date”), as set forth herein.  Notwithstanding anything herein to the contrary, you will be continue to be an at-will employee of the Company.

1.                                            Position:  President and Chief Executive Officer.

2.                                            Base Salary:  $485,000 per year (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.  Paydays are expected to be every other Friday (total of 26 pay days a year).  Your paycheck will be delivered to you or made available to you on such dates.  If a payday falls on a holiday or weekend, you may pick up your paycheck on the weekday immediately preceding the payday.

3.                                            Annual Performance Award:  You will be eligible to participate in an annual performance compensation plan (“Performance Compensation Plan”) established by the Company’s Board of Directors (the “Board”) or Compensation Committee thereof, at a target level that is specified by the Compensation Committee (currently specified as 100% of your eligible salary) as it may be amended from time to time by the Board or Compensation Committee. The actual performance award, if any, shall be pursuant to the terms and conditions set forth in the Performance Compensation Plan and shall be payable at such time as performance awards are paid to other senior executive officers who participate therein.  Payment of any annual performance award will be subject to your continued employment with the Company through the date the performance award is paid pursuant to the Performance Compensation Plan.

4.                                            Equity Award:  Subject to approval by the Board or the Compensation Committee, you will be eligible to receive equity awards from time to time pursuant to the Company’s 2010 Equity Incentive Plan (beginning with a restricted stock unit (“RSU”) award representing 120% of your annual Base Salary scheduled to be granted in March 2016) with such terms and conditions as determined by the Board or the Compensation Committee, in its sole discretion.  In addition, you will receive, effective as of the Effective Date, an RSU award under the Company’s 2010 Equity Incentive Plan of the number of RSUs equal to (i) $351,161 divided by the closing price of the Company’s common stock on the trading day immediately prior to the date in which your position as the Company’s new President and Chief Executive Officer is

effective, which shall be deemed the grant date, minus (ii) 9,841 RSUs, that will have a grant date that is the Effective Date and will be governed by the terms of the Restricted Stock Unit Agreement attached hereto as Exhibit A.  It is expressly understood that your entitlement to participation in the 2010 Equity Incentive Plan is not a guarantee that the award referenced herein will attain any particular value in the future.

5.                                            Employee Benefits:   You will continue to be eligible to participate in Company employee benefit plans and programs commensurate with your position and seniority. This currently includes five (5) weeks’ vacation for each completed twelve (12) month period of service with a maximum carryover of ten (10) weeks.  Please note that the Company reserves the right to change its benefits package at its sole discretion.

6.                                            Severance Benefits:  You will continue to be eligible to participate and receive the severance benefits provided in the Company’s Executive Severance Plan (as revised and in effect as of the date hereof—a copy of which is available upon request), subject to all of the terms and conditions thereof.  You hereby acknowledge and agree that the only severance benefits you are eligible to receive from the Company will be pursuant to the Executive Severance Plan.

7.                                            Certain Restrictions:  You will continue to be bound by the terms of the Hawaiian Telcom Business Protection Agreement (attached as Exhibit B to the Prior Letter) and the Arbitration Agreement (attached as Exhibit C to the Prior Letter).  Additionally, you will continue to be subject to the policies, practices and procedures maintained by the Company as set forth in the Company’s Code of Business Conduct, employee handbook and other Company policies, which may be modified from time to time.

8.                                            Interpretation and Severability:  The words of this letter will be interpreted according to their common meaning.  If any provision of this letter is deemed unenforceable for any reason, said provision will not affect the remaining terms of this letter and a court, upon motion by the Company, may amend said provision so as to render it valid and enforceable while providing to the Company the maximum protections permitted by law.  Hawaii law will govern the interpretation and enforcement of this letter.

If you agree with the terms of employment set forth in this letter, please indicate your understanding and agreement by executing in the space provided and returning this letter to me by June 15, 2015.  By executing in the space provided, you acknowledge that no promises, representations, understandings or agreements, either oral or in writing, were made with you that are inconsistent with the terms of this letter and that this letter will, in any event, supersede any such prior or contemporaneous promises, representations, understandings, or agreements, including the Prior Agreement.

I look forward to continuing to work with you in building, developing and integrating the Company into a strong business with a positive community presence.

Sincerely,

/s/ Richard A. Jalkut
Richard A. Jalkut
Chairman of the Board of Directors

Understood, accepted and agreed to effective as of this 12th day of June, 2015

/s/ Scott K. Barber
Signature

Scott K. Barber
Print Name

EXHIBIT A

RSU GRANT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT FOR EXECUTIVES

PURSUANT TO THE

HAWAIIAN TELCOM 2010 EQUITY INCENTIVE PLAN

*  *  *  *  *

Participant:	Scott K. Barber

Grant Date:	June 20, 2015

Total Maximum Number of Restricted Stock Units granted:	5,387 (the “Total Maximum RSUs”)

Total Target Number of Restricted Stock Units:	4,205 (the “Total Target RSUs”)

*  *  *  *  *

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Hawaiian Telcom Holdco, Inc., a Delaware corporation (the “Company”), and the Participant specified above, pursuant to the Hawaiian Telcom 2010 Equity Incentive Plan (the “Plan”), which is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.  Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the RSUs hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

2.  Grant of Restricted Stock Unit Award.  The Company hereby grants to the Participant, as of the Grant Date specified above, the Total Maximum RSUs specified above. The Total Maximum RSUs is determined by adding the Time-Based RSUs and the Maximum Performance-Based RSUs as defined in Section 3(a) below. Except as otherwise provided by the

Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall not have the rights of a stockholder in respect of the Shares underlying this Award until such Shares are delivered to the Participant in accordance with Section 4.

3.   Vesting.

(a) General.  Except as otherwise provided in this Section 3, RSUs subject to this Award shall vest as follows:

(i)               Time-Based RSUs.  Fifty percent (50%) of the Total Target RSUs (the “Time-Based RSUs”) shall vest in equal installments of twelve and one-half percent (12.5%) of the Total Target RSUs on March 12, 2016, March 12, 2017, March 12, 2018, and March 12, 2019, (or if the Company’s shares are not traded such day on an established national or regional securities exchange, the vesting date shall be the immediately prior day on which the Company’s shares are traded on an established national or regional securities exchange), subject to the Participant’s continued employment by the Company or one of its Subsidiaries through each such vesting date; and

(ii)            Performance-Based RSUs.   An amount of RSUs equal to the Target PBRSUs (as defined below) multiplied by 1.5625 (the “Maximum Performance-Based RSUs” or “Maximum PBRSUs”) shall vest on the vesting dates and in the amounts set forth in this Section 3(a)(ii) based upon the Company’s performance over one year for revenue and Adjusted EBITDA and over two years for total shareholder return of the Company in comparison to the NASDAQ Telecommunications Index (the “Index”), subject to the Participant’s continued employment with the Company or one of its Subsidiaries through each vesting date, and provided further, in no event may the Participant vest in any of the PBRSUs pursuant to this Section 3(a)(ii) in the event the FY2015 Adjusted EBITDA performance is below Threshold (as shown in the table below).  “Target PBRSUs” shall mean the Total Target RSUs less the Time-Based RSUs. The Committee shall determine the extent to which the performance goals set forth herein are achieved and the total number of PBRSUs that will vest pursuant to this Section 3(a)(ii) in its sole and absolute discretion.  For purposes of clarity, in no event may Participant vest in more than the Maximum PBRSUs pursuant to this Section 3(a)(ii).

On the Determination Date (as defined below) and on each of the first two annual anniversaries of the Determination Date, an amount of PBRSUs shall vest equal to the product of A times B times C, where:

A =                       Total Base Percentage of Target PBRSUs Vested (as defined below);

B =                       TSR Award Modifier (as defined below); and

C =                       Sixteen and two-thirds percent (16 2/3%) of the Total Target RSUs.

Notwithstanding the foregoing, the Committee in its sole discretion, after consideration of such factors as it deems appropriate, may reduce the number of Performance-Based RSUs that otherwise would vest pursuant to this Section 3(a)(ii).

For purposes of this Section 3(a)(ii), “Total Base Percentage of Target PBRSUs Vested” shall mean (1) Weighted % Vested from Revenue Performance, plus (2) Weighted % Vested from Adjusted EBITDA Performance, each of which shall be determined as follows:

Weighted % Vested from Revenue Performance

Measurement	Weighting	Factor	Amount ($ in mils)	Base % of Target PBRSUs Vested
FY2015 Revenue	40%
Threshold		95%	$381.4	75%
Target		100%	$401.5	100%
Maximum		105%	$421.6	125%

Weighted % Vested from Adjusted EBITDA Performance

Measurement	Weighting	Factor	Amount ($ in mils)	Base % of Target PBRSUs Vested
FY2015 Adjusted EBITDA	60%
Threshold		95%	$114.4	75%
Target		100%	$120.4	100%
Maximum		105%	$126.4	125%

In the event of performance between Threshold and Target or between Target and Maximum, straight-line interpolation will determine the weighted percentages set forth above.  If performance is below Threshold, the applicable weighted percentage will equal zero percent (0%).  In no event may the Weighted % Vested from Revenue Performance or the Weighted % Vested from Adjusted EBITDA Performance exceed 125%.

For purposes of this Section 3(a)(ii), “TSR Award Modifier” shall have the meaning set forth below based on the Company’s TSR relative performance which shall be equal to the Company TSR, minus the Index TSR (each, as defined below), multiplied by 100%:

Level	TSR Relative Performance (Company TSR minus Index TSR)	TSR Award Modifier
High	+15% and higher	125%
Target	0%	100%
Low	-15% and lower	75%

In the event of TSR relative performance between levels, straight-line interpolation will determine the TSR Award Modifier. The TSR Award Modifier shall never exceed 125% or go below 75%.

For purposes of this Section 3(a)(ii), “TSR” shall mean the aggregate total shareholder return on Shares over the two-year period beginning January 1, 2015 and ending on December 31, 2016 (the “TSR Performance Period”) against the total shareholder return over the same two-year period for the Index.  TSR shall be calculated for the Company and Index using:

•                  A beginning price for the Shares and the Index equal to the trading volume weighted average price over the first 5 trading days in January 2015, and accounting for the reinvestment of dividends over this period (“Beginning Price”), and

•                  An ending price for the Shares and the Index equal to the trading volume weighted average price over the last 5 trading days in December 2016, and accounting for the reinvestment of dividends over this period (“Ending Price”).

TSR shall be calculated for the Company and the Index as follows:

Company TSR = (Share Ending Price/Share Beginning Price) — 1

Index TSR = (Index Ending Price/ Index Beginning Price) — 1

The “Determination Date” for the Performance-Based RSUs shall be March 12, 2017 or, if later, the date in fiscal year 2017 on which the Committee determines the Total Base Percentage of PBRSUs Vested, the TSR Award Modifier and the total number of RSUs that will be eligible to vest pursuant to this Section 3(a)(ii), if any; provided, however, the Determination Date shall not be later than the earlier of (i) thirty (30) days following the completion of the Company’s final audited financial statement for fiscal year 2016, and (ii) April 30, 2017.

EXAMPLE:  Executive is awarded a grant of 10,000 Total Target RSUs (i.e., 5,000 Target PBRSUs). The FY2015 Revenue and FY2015 Adjusted EBITDA both equal or exceed their respective Maximum levels, and the Company TSR outperforms the Index TSR by more than 15%.  Accordingly, on the Determination Date and on each of the first two annual anniversaries of the Determination Date, the following amount of PBRSUs (equal to one-third of Executive’s Maximum Performance-Based RSUs) would vest, as follows:

No. of Target PBRSUs		Total Base Percentage of Target PBRSUs Vested		TSR Award Modifier
1,666.66	x	125%	x	125%	=	2,604	(rounded down to nearest whole share)

The Shares delivered in respect of PBRSUs that vest pursuant to this Section 3(a)(ii) shall be non-transferable, provided such transfer restrictions shall lapse in equal installments on each of the first three (3) annual anniversaries of the date on which such PBRSUs became vested, except as provided in Sections 3(b) and 3(c) below.

Any determinations made pursuant to Section 3 by the Committee shall be made in the sole and absolute discretion of the Committee and shall be conclusive and binding on the parties for all purposes.

(b) Certain Terminations.

(i)                                     Upon a Participant’s Termination due to the Participant’s death or Disability, unvested RSUs on the date of death or Disability (as determined by the Committee in its sole discretion) shall become vested at the time specified in, and in the pro-rated amount determined pursuant to, Section 3(b)(iii) below.  Any such vested RSUs shall be paid as provided in Section 4 and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs shall immediately lapse upon the Participant’s Termination.

(ii)                                  Upon a Participant’s Termination due to the Participant’s Termination by the Company without Cause or Termination by the Participant for Good Reason, unvested RSUs on the date of Termination shall become vested at the time specified in, and in the pro-rated amount determined pursuant to, Section 3(b)(iii) below.  Any such vested RSUs shall be paid as provided in Section 4 and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs shall immediately lapse upon the Participant’s Termination.

(iii)                               For purposes of Sections 3(b)(i) and 3(b)(ii) above, (I) the following number of Time-Based RSUs shall become vested immediately upon Termination (and any remaining unvested Time-Based RSUs shall be forfeited immediately upon Termination):  (x) the number of Time-Based RSUs scheduled to vest on the next annual anniversary of the Grant Date, multiplied by (y) the ratio, the numerator of which is the number of days that have elapsed from the immediately preceding anniversary of the Grant Date (or the applicable Grant Date, in the event the date of Termination is less than one year following the Grant Date) to the date of Termination and the denominator of which is 365, and (II) the following number of Performance-Based RSUs shall become vested upon the regularly scheduled vesting date (e.g., the Determination Date or the first or second annual anniversary thereof) next to occur on or after the Termination (and any remaining unvested Performance-Based RSUs shall be forfeited immediately following such Determination Date): (x) the number of Performance-Based RSUs that would otherwise vest on such vesting date based on actual performance as determined pursuant to the provisions of Section 3(a)(ii) above, multiplied by (y) the ratio (A) if the Termination occurs on or before December 31, 2016, the numerator of which is the number of days that elapsed between January 1, 2015 and the Termination and the denominator of which is 730, or (B) if the Termination occurs on or after January 1, 2017, the numerator of which is the number of days that elapsed between the first day of the fiscal year in which the Termination occurred and the Termination and the denominator of which is 365.

(c)   Change in Control.  Upon the occurrence of a Change in Control while the Participant is employed by the Company or its Subsidiaries, all unvested Time-Based RSUs on the date of the Change in Control shall immediately become vested and be paid as provided in Section 4, and all unvested Maximum Performance-Based RSUs on the date of the Change in Control shall immediately become vested based upon performance as of the date of the Change in Control and be paid as provided in Section 4, and any transfer restrictions applicable to any Shares previously issued upon vesting of Performance-Based RSUs or issued pursuant to this Section 3(c) shall immediately lapse upon the Change in Control.

(d) Leaves of Absence.  Notwithstanding anything stated herein or the Plan to the contrary, if the Participant takes a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable local law.

(e) Forfeiture.  Except as set forth in Section 3(b) above, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination for any reason.

4.  Delivery of Shares. Subject to Sections 10 and 13, RSUs shall be automatically settled in Shares upon vesting of such RSUs.  In connection with the delivery of the Shares pursuant to this Agreement, the Participant agrees to execute any documents reasonably requested by the Company.  In no event shall a Participant be entitled to receive any Shares with respect to any unvested or forfeited portion of the RSU award.

5.       Dividends and Other Distributions.  The Participant shall be entitled to receive all dividends and other distributions paid with respect to the Shares underlying the RSUs, provided that any such dividends or other distributions will be subject to the same vesting requirements as the underlying RSUs and shall be paid at the time the Shares are delivered pursuant to Section 4.

6.          Non-transferability.

(a)  Restriction on Transfers.  All RSUs, and any rights or interests therein, (i) shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or by the laws of descent and distribution, (ii) shall not be pledged or encumbered in any way at any time by the Participant (or any beneficiary(ies) of the Participant) and (iii) shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of these RSUs, or the levy of any execution, attachment or similar legal process upon these RSUs, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

(b)  Other Rights.  Notwithstanding anything herein to the contrary, the Participant, and any permitted transferee, shall not, directly or indirectly, Transfer any Shares acquired by the Participant or permitted transferee (or his or her estate or legal representative), unless in each such instance the Participant or permitted transferee (or his or her estate or legal representative) shall have first offered to the Company the Shares proposed to be Transferred pursuant to a bona fide offer from a third party.  The right of first refusal must be exercised by the Company by delivering to the Participant or permitted transferee (or his or her estate or legal representative) written notice of such exercise within twenty (20) business days of the Company’s receipt of written notification of the proposed sale.  Upon the exercise of a right of first refusal, the Shares proposed to be sold shall be purchased by the Company at the price per share offered to be paid by the prospective transferee.  The notice of exercise of the right of first refusal shall specify the date and location for the closing of such purchase.  This right of first refusal shall expire immediately upon the effectiveness of the filing of a Form 10 with the Securities and Exchange Committee or, if later, the date that the Company’s shares otherwise become registered with the Securities and Exchange Commission.

7.            Code Section 409A.  For purposes of Code Section 409A, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”), each distribution that is made pursuant to this Agreement is hereby designated as a separate payment.  The Participant and the Company intend that all distributions made or to be made under this Agreement comply with, or are exempt from, the requirements of Section 409A so that none of the distributions will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.  Specifically, any distribution made in connection with the Participant’s Termination and paid on or before the 15th day of the 3rd month following the end of the Participant’s first tax year in which the Participant’s Termination occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which the Participant’s Termination occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional distribution made in connection with the Participant’s Termination under this Agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of the Participant’s 2nd taxable year following the taxable year in which the Participant’s Termination occurs).  Notwithstanding the foregoing, if any of the distributions provided in connection with the Participant’s Termination do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A- 1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and the Participant is, at the time of the Participant’s Termination, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), each such distribution will not be made until the first regularly scheduled payroll date of the 7th month after the Participant’s Termination and, on such date (or, if earlier, the date of the Participant’s death), the Participant will receive all distributions that would have been made during such period in a single distribution.  Any remaining distributions due under this Agreement shall be made as otherwise provided herein. The determination of whether the Participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Termination shall made by the Committee in accordance with the terms of Section 409A.

8.            Entire Agreement; Amendment.  This Agreement, together with the Plan contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.  The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9.            Acknowledgment of Employee.  This award of RSUs does not entitle Participant to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Participant understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

10.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without reference to the principles of conflict of laws thereof.

11.          Withholdings and Required Deductions.  Prior to any relevant tax, withholding or required deduction event, as applicable, the Participant agrees to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, withholding, required deduction and payment on account obligations of the Company and/or any Affiliate that arise in connection with the RSUs.  In this regard, the Participant authorizes the Company and/or any Affiliate, or their respective agents, at their discretion, to satisfy any obligations related to any taxes or other required deductions applicable to the RSUs by one or a combination of the following:  (1) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or any Affiliate; (2) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); (3) withholding of Shares that otherwise would be issued upon settlement of the RSUs; or (4)  any other arrangement approved by the Company.  Unless the tax obligations or other required deductions described herein are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.

12.             No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement or in the Plan shall interfere with or restrict in any way the rights of the Company or its Subsidiaries to terminate the Participant’s employment or service at any time, for any reason and with or without cause.

13.             Notices.  Any notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

(a)           If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

(b)           If such notice is to the Participant, at his/her address as shown on the Company’s records, or at such other address as the Participant, by notice to the Company, shall designate in writing from time to time.

14.             Compliance with Laws.  This issuance of RSUs (and the Shares underlying the RSUs) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue these RSUs or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

15.             Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except as provided by Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

17.             Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18.             Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.             Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Dan T. Bessey

Name:	Dan T. Bessey

Title:	Senior Vice President and CFO

PARTICIPANT

/s/ Scott K. Barber
Name: Scott K. Barber